CUSTODY AGREEMENT

by and between

MELLON OPTIMA L/S STRATEGY FUND, LLC

and

MELLON TRUST OF NEW ENGLAND, N.A.

TABLE OF CONTENTS

SECTION	PAGE

1. Establishment of/Additions to Account

2. Distributions

3. Authorized Parties

4. Authorized Instructions

5. Authorized Transactions

6. Directed Powers of Custodian

7. Discretionary Powers of Custodian

8. Duties of Custodian

9. Contractual Income and Settlement; Market Practice Settlements

10. Tax Obligations

11. Non-Account Assets

12. Statements and Records

13. Standard of Care

14. Limitation of Liability

15. Force Majeure

16. Compensation and Expenses

17. Indemnification

18. Amendment or Termination

19. Successors and Assigns

20. Governing Law and Legal Proceedings

21. Representations

22. Necessary Parties

23. Custodian Non-Fiduciary Status

24. Entire Agreement

25. Execution in Counterparts

Taxpayer Identification Number Certification

EXHIBIT A - CUSTOMER IDENTIFICATION PROGRAM NOTICE	1 1 1 1 2 2 3 4 5 5 6 6 6 6 7 7 7 8 8 8 9 9 9 9 9 11 12

CUSTODY AGREEMENT

          THIS CUSTODY AGREEMENT, effective as of the _____ day of _____________, 2005 (“Agreement”) by and between MELLON OPTIMA L/S STRATEGY FUND, LLC, a limited liability company organized under the laws of _______________ (the “Client”) and MELLON TRUST OF NEW ENGLAND, N.A., a national banking association (the “Custodian”).

WITNESSETH:

          WHEREAS, the Client and the Custodian desire to establish a custody account to provide for the safekeeping and recordkeeping of certain property of the Client;

          NOW, THEREFORE, the Client and the Custodian, each intending to be legally bound, agree as follows:

          1.      Establishment of Account. The Client hereby appoints the Custodian as custodian for any property acceptable to the Custodian ("Property") which the Client may deposit to the Custodian's care in one or more accounts established for the Client pursuant to this Agreement (collectively, "the Account"). The Custodian shall have no responsibility for any assets of the Client until they are received in the Account by the Custodian or its agents or subcustodians. "Property" as used herein shall not include any direct interest in real property, leaseholds or mineral interests.

          2.      Distributions. The Custodian shall make distributions or transfers out of the Account pursuant to Authorized Instructions, as defined below. In making payments to service providers pursuant to Authorized Instructions, the Client acknowledges that the Custodian is acting as a paying agent, and not as the payor, for tax information reporting and withholding purposes.

          3.      Authorized Parties. The Client shall furnish the Custodian with a written list of the names, signatures and extent of authority of all persons authorized to direct the Custodian under the terms of this Agreement. The Client may appoint and remove one or more investment managers ("Investment Manager") for such portion of the Account as the Client shall designate to the Custodian in writing. The Client shall cause the Investment Manager to furnish the Custodian with a written list of the names and signatures of the person or persons who are authorized to represent the Investment Manager in dealings with the Custodian. The Custodian shall be entitled to deal with any person or entity properly identified by the Client or Investment Manager ("Authorized Party" or "Authorized Parties") to the Custodian until the Custodian is notified otherwise in writing.

          4.      Authorized Instructions.

          a.      "Authorized Instructions" shall mean (i) all directions to the Custodian from an Authorized Party pursuant to the terms of this Agreement; (ii) all directions by or on behalf of the Client or Investment Manager to the Custodian in its corporate capacity (or any of its affiliates) relating to foreign exchange; (iii) all directions by or on behalf of the Client or Investment Manager pursuant to an agreement with Custodian (or any of its affiliates) with respect to benefit disbursement services or information or transactional services provided via a web site sponsored by the Custodian (or any of its affiliates) (e.g., the "Workbench web site"); and (iv) all directions by or on behalf of an Authorized Party pursuant to any other agreement or procedure between Custodian (or any of its affiliates) and such Authorized Party, if such agreement or procedure specifically provides that authorized persons thereunder are deemed to be authorized to give instructions under this Agreement. Authorized Instructions shall be in writing, transmitted by first class mail, overnight delivery, private courier, facsimile, or any other method, including electronic transmission, mutually agreed to by the Client, its agents or Investment Managers and the Custodian, provided the Custodian may, in its discretion, accept oral directions and instructions from an Authorized Party and may require confirmation in writing.

b. The Custodian shall be fully protected in acting in accordance with all such Authorized Instructions and in failing to act in the absence thereof. The Custodian shall be under no duty to question any direction of an Authorized Party with respect to the portion of the Account over which such Authorized Party has authority, to review any Property held in the Account, to make any suggestions with respect to the investment, retention and reinvestment of the assets in the Account, or to evaluate or question the performance of any Authorized Party. The Custodian shall not be responsible or liable for any diminution of value of any securities or other Property held by the Custodian or its subcustodians pursuant to Authorized Instructions. In following an Authorized Instruction, the Custodian shall be fully protected and shall not be liable for the acts or omissions of any person or entity not selected or retained by the Custodian in its sole discretion, including, but not limited to, any broker-dealer or other entity designated by the Client or Investment Manager to hold Property of the Account as collateral or otherwise pursuant to an investment strategy.

          5.      Authorized Transactions. The term "Authorized Transactions" shall mean any action or series of actions resulting from Authorized Instructions.

          6.      Directed Powers of Custodian. The Custodian shall take the following actions in the administration of the Account pursuant to Authorized Instructions:

          a.      Settle purchases and sales and engage in other transactions, including free receipts and deliveries, exchanges and other voluntary corporate actions, with respect to securities or other Property received by the Custodian;

          b.      Submit master ballots in accordance with Authorized Instructions in bankruptcy matters in cases where an Authorized Party is unable to submit or cause the Custodian to submit an individual ballot with respect to the Account;

          c.      Lend the assets of the Account in accordance with the terms and conditions of a separate securities lending agreement; and

          d.      Take actions necessary to settle transactions in futures and/or options contracts, short-selling programs, foreign exchange or foreign exchange contracts, swaps and other derivative investments with third parties.

          7.      Discretionary Powers of Custodian. The Custodian shall have the discretionary authority, without the necessity of receiving Authorized Instructions, to take the following actions in the administration of the Account:

          a.      Appoint subcustodians, including affiliates of the Custodian, domestic or foreign, as to part or all of the Account;

          b.      Hold property in nominee name, in bearer form or in book entry form, in a clearinghouse corporation or in a depository, so long as the Custodian's records clearly indicate that the assets held are a part of the Account;

          c.      Employ suitable agents and legal counsel, who may be counsel for the Client, and, as a part of its reimbursable expenses under this Agreement, pay their reasonable compensation and expenses. The Custodian shall be entitled to rely on and may act upon advice of counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice;

          d.      Take all action necessary to pay for, and settle, Authorized Transactions, including exercising the power to borrow or raise monies from the Custodian in its corporate capacity or an affiliate. To secure Expenses (as defined below) and advances made to settle or pay for Authorized Transactions, including payment for securities and disbursements, the Client grants to the Custodian a first priority security interest in the Account, all Property therein, all income, substitutions and proceeds, whether now owned or hereafter acquired (the "Collateral"); provided that the Client does not grant the Custodian a security interest in any securities issued by an affiliate of the Custodian (as defined in Section 23A of the Federal Reserve Act). The parties intend that as the securities intermediary with respect to the Collateral, the Custodian's security interest shall automatically be perfected when it attaches. The Custodian shall be entitled to collect from the Account sufficient cash for reimbursement and, if such cash is insufficient, dispose of the assets of the Account to the extent necessary to obtain reimbursement;

          e.      Make, execute and deliver any and all documents, agreements or other instruments in writing as is necessary or desirable for the accomplishment of any of the powers in this Agreement; and

          f.      Generally take all action, whether or not expressly authorized, which the Custodian may deem necessary or desirable for the fulfillment of its duties hereunder.

          The Custodian may also be directed pursuant to Authorized Instructions to exercise the powers described in this Section.

          8.      Duties of Custodian. The Custodian shall perform or cause its agents or subcustodians to perform the following duties with respect to the Account:

          a.      Hold the property in safekeeping facilities of the Custodian or of other custodian banks or clearing corporations, in the United States or elsewhere; provided that the Custodian shall not be responsible for any losses resulting from the deposit or maintenance of securities or other Property (in accordance with market practice, custom, or regulation) with any recognized foreign or domestic clearing facility, book entry system, centralized custodial depository, or similar organization, including international depositories such as Euroclear and Clearstream;

          b.      Collect income payable to and distributions due to the Account and sign on the Account's behalf all declarations, affidavits, and certificates of ownership required to collect income and principal payments; provided that the Custodian shall not be responsible for the failure to receive payment of (or late payment of) distributions with respect to securities or other property held in the Account;

          c.      Subject to the timely receipt of notice from an issuer or Authorized Party, collect all proceeds from securities, certificates of deposit or other investments held in the Account which may mature or be called;

          d.      Forward to the Authorized Party designated by the Client proxies or ballots for any stocks, bonds or other securities held in the Account in a form to enable the Authorized Party to effect the voting of proxies, excluding bankruptcy matters to which the Custodian's duties are set forth in Section (f) below;

          e.      Submit or cause to be submitted to the Client or the Investment Manager, as designated by the Client, information received by the Custodian, or summaries of information, regarding ownership rights pertaining to Property held in the Account, in accordance with the Custodian's practices, excluding bankruptcy matters to which the Custodian's duties are set forth in Section (f) below;

          f.      Forward to the Authorized Party designated by the Client an initial notice of bankruptcy cases relating to securities held in the Account and a notice of any required action related to such bankruptcy cases as may be actually received by the Custodian. No further action or notification related to the bankruptcy case shall be required absent the specific agreement of the parties hereto;

          g.      Attend to corporate actions with respect to which no discretionary decision is required;

          h.      Render statements for such periods as agreed by the parties with respect to the Account for Property held therein.

          9.      Contractual Income and Settlement; Market Practice Settlements.

          a.      In accordance with the Custodian's standard operating procedure, the Custodian shall credit the Account with income and maturity proceeds on securities on contractual payment date, net of any taxes or upon actual receipt. To the extent the Custodian credits income on contractual payment date, the Custodian may reverse such accounting entries to the contractual payment date if the Custodian reasonably believes that such amount will not be received.

          b.      In accordance with the Custodian's standard operating procedure, the Custodian will attend to the settlement of securities transactions on the basis of either contractual settlement date accounting or actual settlement date accounting. To the extent the Custodian settles certain securities transactions on the basis of contractual settlement date accounting, the Custodian may reverse to the contractual settlement date any entry relating to such contractual settlement if the Custodian reasonably believes that such amount will not be received.

          c.      Settlements of transactions may be effected in trading and processing practices customary in the jurisdiction or market where the transaction occurs. The Client acknowledges that this may, in certain circumstances, require the delivery of cash or securities (or other property) without the concurrent receipt of securities (or other property) or cash. In such circumstances, the Custodian shall have no responsibility for nonreceipt of payment (or late payment) or nondelivery of securities or other property (or late delivery) by the counterparty.

           10.     Tax Obligations. For purposes of this Agreement, "Tax Obligations" shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses. To the extent that the Custodian has received relevant and necessary information with respect to the Account, the Custodian shall perform the following services with respect to Tax Obligations:

          a.      The Custodian shall file claims for exemptions or refunds with respect to withheld foreign (non-U.S.) taxes in instances in which such claims are appropriate;

          b.      The Custodian shall withhold appropriate amounts, as required by U.S. tax laws, with respect to amounts received on behalf of nonresident aliens; and

          c.      The Custodian shall provide to the Client or the Authorized Party such information received by the Custodian, which could, in the Custodian's reasonable belief, assist the Client or the Authorized Party in the submission of any reports or returns with respect to Tax Obligations. The Client shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian.

          The Custodian shall provide such other services with respect to Tax Obligations, including preparation and filing of tax returns and reports and payment of amounts due (to the extent funded), as requested by the Client and agreed to by the Custodian in writing. The Custodian shall have no independent obligation to determine the existence of any information with respect to, or the extent of, any Tax Obligations now or hereafter imposed on the Client or the Account by any taxing authority. Except as specifically provided herein or agreed to in writing by the Custodian, the Custodian shall have no obligations or liability with respect to Tax Obligations, including, without limitation, any obligation to file or submit returns or reports with any taxing authorities.

           11.     Non-Account Assets. The Client may request the Custodian to perform a recordkeeping function with respect to property held by others and not otherwise subject to the terms of this Agreement. To the extent the Custodian shall agree to perform this service, its sole responsibility shall be to accurately reflect information on its books which it has received from an Authorized Party.

           12.     Statements and Records. If, within ninety (90) days after the Custodian mails to the Client a statement with respect to the Account, the Client has not given the Custodian written notice of any exception or objection thereto, the statement shall be deemed to have been approved, and in such case, the Custodian shall not be liable for any matters in such statements. The Client shall have the right, at its own expense and with prior written notice to the Custodian, to inspect the Custodian's books and records directly relating to the Account during normal business hours or to designate an accountant to make such inspection.

           13.     Standard of Care. In performing its duties under this Agreement, the Custodian shall exercise the same care and diligence that a professional custodian engaged in the banking or trust company industry and having professional expertise in financial and securities processing transactions and custody would observe in these affairs. The Custodian and its officers, directors, employees, shareholders, affiliates, successors and agents shall not be responsible or liable for (i) compliance with any U.S. state or federal securities laws or any other laws of any jurisdictions as the same may relate to the commingling of assets of the participating investors for investment purposes, or (ii) any adverse tax consequences with respect to the assets held hereunder (including, without limitation, the commingling of assets of the participating investors for investment purposes). The Client hereby represents and warrants that the commingling of assets hereunder of participating investors for investment purposes will not violate or otherwise contravene any applicable U.S. state or federal securities laws or any other laws of any jurisdictions. The Client hereby further represents and warrants that it has examined the tax consequences of commingling assets hereunder of participating investors for investment purposes and has determined that each participating investor, and the participants and beneficiaries thereunder (as applicable), shall not incur adverse tax consequences as a result of such commingling of assets.

           14.     Limitation of Liability. Without limiting any other provisions contained in this Agreement:

          a.      The duties of the Custodian shall only be those specifically undertaken pursuant to this Agreement;

          b.      The Custodian shall not be responsible for the title, validity or genuineness of any Property or evidence of title thereto received by it or delivered by it pursuant to this Agreement;

          c.      The Custodian shall not be responsible or liable for any losses or damages suffered by the Account arising as a result of the insolvency of any subcustodian, except to the extent the Custodian was negligent in its selection or continued retention of such subcustodian;

          d.      The Custodian shall not be liable for any act or omission of any other person except for Custodian's agents selected and retained in its sole discretion; and

          e.      Under no circumstances shall the Custodian be liable for any indirect, consequential or special damages with respect to its role as the Custodian.

           15.     Force Majeure. Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Account resulting from any event beyond the reasonable control of the Custodian, its agents or subcustodians. This provision shall survive the termination of this Agreement.

           16.     Compensation and Expenses. The Custodian shall be entitled to compensation for services under this Agreement as mutually agreed. The Client acknowledges that, as part of the Custodian's compensation, the Custodian will earn interest on balances, including disbursement balances and balances arising from purchase and sale transactions as disclosed in the Custodian's float policy. The Custodian shall also be entitled to reimbursement for reasonable expenses incurred by it in the discharge of its duties under this Agreement (the "Expenses"). The Custodian is authorized to charge and collect from the Account any and all fees and Expenses earned unless such fees and Expenses are paid directly by the Client. To the extent the Custodian advances funds to the Account for disbursements pursuant to Authorized Instructions or to settle or pay for Authorized Transactions, the Custodian shall be entitled to collect from the Account reasonable charges established under the Custodian's standard overdraft terms, conditions and procedures.

           17.     Indemnification. The Custodian, its officers, directors, employees, shareholders, affiliates, successors and agents and any person who controls the Custodian within the meaning of Section 15 of the Securities Act of 1933, as amended, (the "Securities Act") (collectively the "Indemnified Parties" and each individually an "Indemnified Party") shall be indemnified and held harmless by the Client against any and all losses, costs, claims, damages, expenses and liabilities, joint or several, (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim) which such Indemnified Parties may become subject to or liable for (i) by reason of the Custodian's acting as custodian under this Agreement, except as a result of the Custodian's fraud, negligence or willful misconduct, or (ii) based upon or arising out of: (a) any violation by the Client, any Investment Manager or any other person of the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or any state securities or so-called "Blue-Sky" laws and any other applicable non-U.S. securities or financial law or regulation; or (b) any adverse tax consequence that may result from the commingling of assets of the participating investors for investment purposes.

          In order to provide for just and equitable contribution in circumstances in which the terms of the foregoing paragraph are applicable, but for any reason the indemnification provided for therein is held to be unavailable, the Client and the Custodian shall contribute to the aggregate losses, claims, damages, expenses and liabilities (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim) which any of the Indemnified Parties may be subject to or liable for in the following proportions: the Custodian shall contribute one-tenth of one percent (0.1%) of such losses, claims, damages, expenses and liabilities, and the Client shall contribute the balance thereof, provided, however, that in no event shall the Custodian be required to contribute in the aggregate hereunder any amount in excess of the aggregate compensation received by it for its services as Custodian under this Agreement during the immediately preceding twelve (12) month period. The Client shall have no other right of contribution from any of the Indemnified Parties. The indemnification and contribution provisions provided hereunder shall survive the amendment or termination of this Agreement and shall be binding upon the parties’ successors and permitted assigns.

           18.     Amendment or Termination. This Agreement may be amended by written agreement of the Client and the Custodian and may be terminated by either party upon ninety (90) days' notice in writing to the other party.

           19.     Successors and Assigns. Neither the Client nor the Custodian may assign this Agreement without the prior written consent of the other, except that the Custodian may assign this Agreement to any entity which directly or indirectly is controlled by, or is under common control with, the Custodian. Any entity, which shall by merger, consolidation, purchase, or otherwise, succeed to substantially all the custody business of the Custodian shall, upon such succession and without any appointment or other action by the Client, be and become successor custodian hereunder, upon notification to the Client. This Agreement shall be binding upon, and inure to the benefit of, the Client and the Custodian and their respective successors and permitted assigns.

           20.     Governing Law and Legal Proceedings. This Agreement shall be construed in accordance with and governed by the substantive laws of the Commonwealth of [PA/MA] without regard to its conflicts of law provisions. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement.

           21.     Representations. Each party represents and warrants to the other that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind the Client or the Custodian to this Agreement. The Client has received and read the "Customer Identification Program Notice", a copy of which is attached to this Agreement as Exhibit A.

           22.     Necessary Parties. All of the understandings, agreements, representations and warranties contained herein are solely for the benefit of the Client and the Custodian and there are no other parties who are intended to be benefited, in any way whatsoever, by this Agreement.

           23.     Custodian Non-Fiduciary Status. The Client hereby acknowledges and agrees that the Custodian is not a fiduciary by virtue of accepting and carrying out its duties under this Agreement, and has not accepted any fiduciary duties, responsibilities or liabilities.

           24. Entire Agreement. This Agreement and any related fee agreement constitute the entire agreement with respect to the matters dealt with herein, and supersede all previous agreements, whether oral or written, and documents with respect to such matters.

           25. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by one set of counterparts.

[Remainder of page intentionally left blank]

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Authorized Signer of:

MELLON OPTIMA L/S STRATEGY
FUND, LLC

By:_________________________
Name:_______________________
Title:_______________________
Date:_______________________

Address for Notice:

________________________________
________________________________
Attention: _____________________

Taxable:_________________________
or
Tax Exempt: _____________________
(Under IRC Section:______________)

Fiscal Year:_____________________	Authorized Officer of:

[MELLON BANK/MELLON
NEW ENGLAND]

By:_________________________
Name:_______________________
Title:_______________________
Date:_______________________

Address for Notice:

________________________________
________________________________
Attention: _____________________

TAXPAYER IDENTIFICATION NUMBER CERTIFICATION

           By signing below the Client hereby certifies under penalties of perjury that the taxpayer identification number provided below is correct and that the Client is not subject to back-up withholding on reportable payments credited to the Client’s Account by the Custodian. The Client may not be subject to back-up withholding either because (a) the Client is exempt from back-up withholding because it is an “exempt recipient”, (b) the Client has not been notified by the Internal Revenue Service that it is subject to back-up withholding for failure to report all interest or dividends, or (c) the IRS has notified the Client that it is no longer subject to back-up withholding. (If (a), (b), or (c) do not apply, please cross out.) Failure to sign below and provide a valid taxpayer identification number may require that the Custodian apply federal income tax withholding at the rate of 30% (or the rate as required by law) on all reportable payments made to the Account established under this Agreement.

           The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Authorized Signer of:

MELLON OPTIMA L/S STRATEGY FUND, LLC

By:_________________________

Name:_______________________

Title:_______________________

Date:_______________________

_____________________________
Taxpayer Identification Number

EXHIBIT A

[GRAPHIC OMITTED]
MELLON

CUSTOMER IDENTIFICATION PROGRAM NOTICE

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, all financial institutions are required by law to obtain, verify and record information that identifies each individual or entity that opens an account.

           What this means for you: When you open an account, we will ask you for your name, address, taxpayer or other government identification number and other information, such as date of birth for individuals, that will allow us to identify you. We may also ask to see identification documents such as a driver’s license, passport or documents showing existence of the entity.